Exhibit 3.2

LIMITED LIABILITY COMPANY AGREEMENT

of

REPLAY ACQUISITION LLC

THE UNDERSIGNED are executing this LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Replay Acquisition LLC (the “Company”), is entered into effective as of the Effective Time (as defined below), for the purpose of forming the Company pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq. (the “Act”).

WHEREAS, Replay Acquisition Corp., a Cayman Islands exempted company (“Replay Corp”), was initially formed on November 6, 2018 pursuant to the Companies Law (2018 Revision) of the Cayman Islands, as amended (“Cayman Law”);

WHEREAS, in connection with the transactions contemplated by that certain Transaction Agreement, dated as of October 12, 2020, by and among Replay Corp and the other parties thereto (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Transaction Agreement”), the domestication of Replay Corp as a Delaware limited liability company and this Agreement were approved in the manner provided by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of Replay Corp and the conduct of its business or by applicable Cayman Law, as appropriate, prior to the simultaneous filing of the Certificate of Formation of the Company (the “Formation Certificate”) and the Certificate of Limited Liability Company Domestication of the Company (the “Domestication Certificate” and, together with the Formation Certificate, the “Certificates”) with the Office of the Secretary of State of the State of Delaware on the date of the Redomestication (as defined below);

WHEREAS, upon the Effective Time, the Company was domesticated and formed as a Delaware limited liability company (the “Redomestication”);

WHEREAS, immediately prior to the Redomestication (but after giving effect to the Warrant Exchange (as defined in that certain Sponsor Agreement executed and delivered concurrently with the Transaction Agreement)), (a) the authorized equity interests of Replay Corp consisted of (i) 2,000,000 preferred shares, par value $0.0001 per share, none of which were issued and outstanding and (ii) 200,000,000 ordinary shares, par value $0.0001 per share (“Ordinary Shares”), 37,659,094 of which were issued and outstanding, including 20,700,000 Ordinary Shares issued to the subscribers in respect of the Purchaser PIPE Agreements (as defined in the Transaction Agreement) and giving effect to the redemption of 19,753,406 Ordinary Shares from the Redeeming Stockholders (as defined in the Transaction Agreement) (such issued and outstanding Ordinary Shares, the “Outstanding Ordinary Shares”) and (b) 14,374,971 warrants to purchase 14,374,971 Ordinary Shares (the “Public Warrants”) were outstanding;

WHEREAS, pursuant to the Redomestication and the terms and conditions set forth in that certain warrant agreement, dated as of April 3, 2019, by and between Replay Corp and Continental Stock Transfer & Trust Company, a New York corporation, each Public Warrant was automatically converted to a warrant to purchase one Common Unit (as defined below) (a “Converted Warrant”);

WHEREAS, pursuant to the Redomestication and this Agreement, and without any action on the part of the Company or any other person, at the Effective Time, each of the actions set forth in Section 1(b) of this Agreement and the aforesaid Recitals shall have occurred;

WHEREAS, in accordance with the terms and conditions set forth in the Transaction Agreement each Converted Warrant shall be converted to a warrant to purchase one validly issued share of New Pubco Class A Common Stock (as defined in the Transaction Agreement); and

WHEREAS, pursuant to the Transaction Agreement and upon the terms and subject to the conditions set forth in the Transaction Agreement, RPLY Merger Sub LLC, a Delaware limited liability company (“Purchaser Merger Sub”) shall merge with and into the Company (the “Merger”), with the Company continuing as the surviving entity in the Merger and as a direct wholly-owned subsidiary of Finance of America Companies Inc., a Delaware corporation (“New Pubco”).

NOW, THEREFORE, it is hereby agreed as follows:

1. Formation; Effect of Redomestication.

(a) The Certificates were simultaneously filed with the Office of the Secretary of State of the State of Delaware and became effective at the Effective Time.

(b) As of the Effective Time: (i) the Amended and Restated Memorandum and Articles of Association of Replay Corp (as amended) as in effect immediately prior to the Effective Time were replaced and superseded in their entirety by the Certificates and this Agreement in respect of all periods beginning on or after the Redomestication; (ii) each Outstanding Ordinary Share was automatically converted into one validly issued Common Unit pursuant to the Redomestication; (iii) all certificates, if any, evidencing Outstanding Ordinary Shares were automatically cancelled and deemed to represent only the Company Units into which such Outstanding Ordinary Shares were converted to pursuant to the Redomestication; (iv) each holder of Outstanding Ordinary Shares as of immediately prior to the Effective Time was automatically admitted as a member of the Company (such members of the Company and any person admitted as an additional or substitute member of the Company pursuant to the provisions of this Agreement, each in such person’s capacity as a member of the Company, collectively, the “Members” and each, a “Member”), and all such initial Members collectively became the owners of 100% of the outstanding limited liability company interests in the Company; (v) each person serving on the board of directors of Replay Corp as of immediately prior to the Effective Time was designated as a Manager (as defined below) and as a member of the Board of Managers (as defined below) of the Company (and all such persons collectively constitute the only members of the Board of Managers as of the Effective Time); and (vi) the Members hereby continue the business of Replay Corp without dissolution in the form of a Delaware limited liability company governed by this Agreement.

(c) Upon the Redomestication, the Company shall elect on Form 8832 to be treated as a corporation for U.S. federal income tax purpose, effective on the date of the Redomestication.

2. Name. The name of the Company shall be “Replay Acquisition LLC”, or, subject to the Act, such other name as the Board of Managers may from time to time hereafter designate.

3. Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth therefor in Section 18-101 of the Act.

4. Purpose. The Company is formed for the purpose of engaging in any lawful business permitted by the Act. The Company shall have the power to engage in all activities and transactions which the Board of Managers deems necessary or advisable in connection with the foregoing.

5. Offices.

(a) The principal place of business and office of the Company shall be located at, and the Company’s business shall be conducted from, such place or places as the Board of Managers may designate from time to time.

(b) The registered office of the Company in the State of Delaware shall be located at c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The Board of Managers may from time to time change the registered agent or office by an amendment to the certificate of formation of the Company.

6. Members; Units.

(a) The name and the mailing address of each Member is as set forth in the books and records of the Company.

(b) All limited liability company interests of the Members in the Company shall be denominated in units of a single class representing limited liability company interests (such units, the “Common Units” and each, a “Common Unit”). The total number of Common Units that the Company is authorized to issue shall be limited to 200,000,000. The Common Units issued to the Members shall represent the only valid and outstanding limited liability company interests of the Members in the Company, and any Common Units authorized but not issued shall not represent any portion of the limited liability company interest in the Company. As of the Effective Time, each Member holds the number of Common Units set forth in the books and records of the Company. Common Units shall not be represented by certificates.

7. Term. The term of the Company is deemed to have commenced on November 6, 2018, which is the date Relay Corp commenced its existence in the Cayman Islands, and shall continue until the Company is dissolved and its affairs are wound up in accordance with Section 13 of this Agreement and a certificate of cancellation is filed in accordance with the Act.

8. Management; Power of Attorney

(a) The business of the Company shall be managed by or under the direction of a Board of Managers (the “Board of Managers”) consisting of one or more (as determined by the Board of Managers) individuals designated by the Members from time to time (such individuals, in their capacities as managers of the Company, the “Managers” and each a “Manager”) and only decisions of the Board of Managers shall be decisions of the “manager” for all purposes of the Act. The number of individuals constituting the initial Board of Managers (as determined by the Board of Managers) and the individuals designated as the initial Managers (by the Members) are the number of individuals and the individuals serving on the board of directors of Reply Corp, in each case, as of immediately prior to the Effective Time. Subject to any nonwaivable provisions of applicable law, the Board of Managers shall have full and complete authority, power, and discretion to manage and control the business, affairs, and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business.

(b) The Board of Managers may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board of Managers may be held without notice at such time and at such place as shall from time to time be determined by the Board of Managers. Special meetings of the Board of Managers may be called by any Manager on not less than one day’s notice to each other Manager by telephone, facsimile, mail, telegram, electronic mail or any other means of communication. At all meetings of the Board of Managers, a majority of the Managers then in office shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the Managers then in office shall be the act of the Board of Managers. If a quorum shall not be present at any meeting of the Board of Managers, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board of Managers or of any committee thereof may be taken without a meeting if all members of the Board of Managers or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Managers or committee, as the case may be.

(c) Each Member hereby irrevocably makes, constitutes and appoints each Manager as such Member’s true and lawful agent and attorney-in-fact, with full power of substitution and re-substituion and full power and authority in such Member’s name, place and stead, to the same extent and with the same effect as such member would or could do under applicable law, to make, execute, sign and file all instruments, documents and certificates which, from time to time, may be required to set forth any amendment to this Agreement or may be required by this Agreement or by the laws of the United States of America, the State of Delaware or any other state in which the Company shall determine to do business, or any political subdivision or agency thereof, to execute, implement and continue the valid and subsisting existence of the Company. Such power of attorney is coupled with an interest and shall survive and continue in full force and effect notwithstanding the subsequent resignation from the Company of any Member for any reason and shall not be affected by the subsequent disability or incapacity of such Member.

9. Capital Contributions. The Members may make capital contributions to the Company from time to time, but shall not be required to make any capital contributions.

10. Allocations; Distributions. Each item of income, gain, loss, deduction and credit of the Company may be allocated 100% to the Members or in such other manner as the Board of Managers determines in its sole discretion. Each distribution of cash or other property by the Company shall be made 100% to the Members pro rata based on the number of Common Units held by them. Distributions may be made to the Members at the times and in the amounts determined by the Board of Managers. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make distributions to the Members if such distribution would violate the Act or other applicable law.

11. Assignment. Each Member may assign in whole or in part its Common Units.

12. Admission of Additional Members. One or more additional or substitute members of the Company may be admitted with the consent of the Board of Managers, which consent may be given or withheld its discretion.

13. Dissolution. The Company shall dissolve and its business and affairs shall be wound up upon the first to occur of: (a) the written consent of the Board of Managers; (b) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remembering member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act; or (c) the entry of a decree of judicial dissolution under § 18-802 of the Act. Upon the dissolution of the Company, the affairs of the Company shall be liquidated forthwith. Subject to the Act, the assets of the Company shall be used first to pay or provide for the payment of all of the debts of the Company, with the balance being distributed to the Members pro rata based on the number of Common Units held by them.

14. Amendments. This Agreement may be amended, supplemented, waived or modified at any time and from time to time only by a written instrument executed by any person authorized by the Board of Managers.

15. Miscellaneous. The Board of Managers shall not have any liability for the debts, obligations or liabilities of the Company except to the extent provided by the Act.

16. Authorization.

(a) The Board of Managers, or any other person authorized by the Board of Managers, is hereby authorized and empowered, as an authorized person of the Company within the meaning of the Act, or otherwise (the Board of Managers hereby authorizing and ratifying any of the following actions):

(i) to execute and deliver and/or file (for, in the name and on behalf of the Company) any agreement of the Company and any amendments, restatements and/or supplements thereof, the certificate of formation of the Company, any other certificates, notices, applications and other documents (and any amendments, restatements and/or supplements thereof) to be filed with any government or governmental or regulatory body, including, without limitation, any such document that may be necessary for the Company to qualify to do business in a jurisdiction in which the Company desires to do business; or

(ii) to prepare or cause to be prepared, and to sign, execute and deliver and/or file (for, in the name and on behalf of the Company) (A) such documents, instruments, certificates and agreements as may be necessary or desirable in furtherance of the Company’s purposes, (B) any certificates, forms, notices, applications and other documents to be filed with any government or governmental or regulatory body on behalf of the Company, (C) any certificates, forms, notices, applications and other documents that may be necessary or advisable in connection with any bank account of the Company, and all checks, notes, drafts and other documents that may be required in connection with any such bank account or any banking facilities or services that may be utilized by the Company, (D) resolutions with respect to any of the foregoing matters (which resolutions, when executed by any person authorized as provided in this Section 16(a), each acting individually, shall be deemed to have been adopted by the Board of Managers or the Company, as applicable, for all purposes), and (E) any amendments, restatements and/or supplements of any of the foregoing.

The authority granted to any person under this Section 16(a) may be revoked at any time by the Board of Managers by resolution adopted by the Board of Managers.

17. Officers. The Board of Managers may delegate its authority to act on behalf of the Company and to manage the business affairs of the Company to one or more officers of the Company appointed by the Board of Managers. The Board of Managers may from time to time create offices of the Company, designate the powers that may be exercised by such office, and appoint, authorize and empower any person as an officer of the Company (“Officer”) to direct such office. The Board of Managers may remove any Officer at any time and may create, empower and appoint such other Officers of the Company as the Board of Managers may deem necessary or advisable to manage the day-to-day business affairs of the Company. To the extent delegated by the Board of Managers, the Officers shall have the authority to act on behalf of, bind and execute and deliver documents in the name of and on behalf of the Company. Except as otherwise expressly provided in this Agreement or required by any non-waivable provision of the Act or other applicable law, no person other than the Officers designated by the Board of Managers shall have any right, power, or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.

18. Exculpation; Indemnification. Neither the Board of Managers, any Officers nor any of their respective affiliates or agents (collectively, “Covered Persons”) shall be liable to the Company or any other person who has an interest in the Company or is otherwise bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Board of Managers or any Officer, as applicable, by this Agreement. To the fullest extent permitted by applicable law, each Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Board of Managers or any Officer, as applicable, by this Agreement; provided, however, that any indemnity under this Section 18 shall be provided out of and to the extent of Company assets only, and neither the Board of Managers nor any Officer nor any other Covered Person nor any Member, shall have personal liability on account thereof. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 18.

19. Banking Matters. The Board of Managers and any Officer or other person designated by the Board of Managers is hereby authorized and empowered: (a) to (i) establish one or more domestic or international accounts (including but not limited to, depository, checking, disbursement, custodian, or investment accounts, and other accounts as deemed necessary or expeditious for business purposes of the Company) (“Accounts”), in the name of the Company with any bank, trust company, savings and loan institution, brokerage firm or other financial institution which the Board of Managers shall from time to time designate as a depository of funds, securities or other property of the Company, for any purpose and on terms and conditions deemed appropriate by such person on behalf of the Company and (ii) close Accounts of the Company now or hereafter established; and (b) to assign, limit or revoke any and all authority of any agent or employee of the Company, or other person designated by the Board of Managers to (i) sign checks, drafts and orders for the payment of money drawn on the Company’s Accounts, and all notes of the Company and all acceptances and endorsements of the Company, (ii) execute or initiate electronic fund transfers, (iii) execute or initiate foreign currency exchange transactions, (iv) execute or initiate the investment of monies, and (v) initiate requests for information for any Account of the Company.

20. Merger. The Transaction Agreement and all documents, agreements or certificates that are contemplated by or related to the Transaction Agreement or necessary, appropriate, proper, advisable, incidental or convenient to the transactions contemplated by or related to the Transaction Agreement, including the Merger, or that are in the furtherance of the purposes described in the Transaction Agreement (collectively, the “Transaction Documents”), the Company’s execution, delivery and performance of the Transaction Documents and the Company’s consummation of the Merger and all other transactions contemplated by or related to the Transaction Documents (collectively, the “Transactions”), be, and hereby are, authorized, ratified, confirmed and approved, in each case, all without further or additional act, vote or approval of the Board of Managers, any Manager, Member, Officer or other person, notwithstanding any other provision of this Agreement or, to the fullest extent permitted by applicable law, the Act or applicable law, rule or regulation. Each Manager, each Officer or each other agent (in the case of an agent authorized by the Board of Managers), acting for, in the name of and on behalf of the Company, be, and hereby is, authorized, empowered and directed to execute, deliver, perform and file (or cause to be filed) the Transaction Documents, in each case, all without further or additional act, vote or approval of the Board of Managers, any Manager, Member, Officer or other person, notwithstanding any other provision of this Agreement or, to the fullest extent permitted by applicable law, the Act or applicable law, rule or regulation. Upon the effectiveness of the Merger, New Pubco shall automatically be admitted as the sole member of the Company without further or additional act, vote or approval of the Board of Managers, any Manager, Member, Officer or other person, notwithstanding any other provision of this Agreement or, to the fullest extent permitted by applicable law, the Act or applicable law, rule or regulation. The provisions of this Section 20 shall not be construed to limit the accomplishment of a merger or consolidation or of any of the matters referred to herein or in the Transaction Agreement by any other means otherwise permitted by applicable law

21. Authorized Person. Edmond Safra, as an “authorized person” of the Company within the meaning of the Act, has executed, delivered and filed the Formation Certificate with the Office of the Secretary of State of the State of Delaware, such execution, delivery and filing being hereby ratified and approved in all respects.

22. Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to its principles of conflicts of laws.

23. Jurisdiction. Each of the Members, to the fullest extent permitted by applicable law, hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state or federal courts in the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the business or affairs of the Company (including any claim arising under the internal affairs doctrine), and each of the Members hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in the aforementioned court. Each of the Members, to the fullest extent permitted by applicable law, hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the business or affairs of the Company (including any claim arising under the internal affairs doctrine), in the aforementioned courts. Each of the Members hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the Members, to the fullest extent permitted by applicable law, irrevocably consents to service of process in connection with any matter referred to above by first class mail, certified postage prepaid, at the address and to the person(s) set forth on the books and records of the Company. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law. EACH OF THE MEMBERS AND THE COMPANY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BUSINESS OR AFFAIRS OF THE COMPANY (INCLUDING ANY CLAIM ARISING UNDER THE INTERNAL AFFAIRS DOCTRINE).

24. Effectiveness. Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the time of the simultaneous filing of the Certificates with the Office of the Secretary of State of the State of the State of Delaware (the “Effective Time”).

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the Effective Time.

REPLAY ACQUISITION LLC

By:	/s/ Edmond M. Safra
Name:	Edmond M. Safra
Title:	Co-Chief Executive Officer

By:	/s/ Gregorio Werthein
Name:	Gregorio Werthein
Title:	Co-Chief Executive Officer

[Signature Page to Limited Liability Company Agreement of Replay Acquisition LLC]